                                                                   Exhibit 10.22










                              FLORIDA MGA AGREEMENT


                                     BETWEEN


                     DIRECT GENERAL INSURANCE COMPANY, INC.
                          A TENNESSEE DOMICILED INSURER
                   (HEREINAFTER REFERRED TO AS THE "COMPANY")


                                     AND THE


                           MAITLAND UNDERWRITERS, INC.
                         A FLORIDA DOMICILED CORPORATION
            (HEREINAFTER REFERRED TO AS THE "MANAGING GENERAL AGENT")


                                    EFFECTIVE


                                 AUGUST 16, 1999

                                    CONTENTS

                                                                                PAGE
                                                                                ----
               Recitals                                                            1
ARTICLE 1.     APPOINTMENT/AUTHORITY                                               1
               1.01     Authority                                                  1
               1.02     General Duties                                             1
               1.03     Commencement Operational Date; Trial Period                2
               1.04     Independent Contractor                                     2
ARTICLE 2.     REINSURANCE                                                         3
               2.01     Acceptable Reinsurance Treaty                              3
               2.02     Retrocessions; No Authority                                3
ARTICLE 3.     COMPENSATION PAYABLE TO MGA; COMMISSION STATEMENTS                  3
               3.01     Commission Entitlement                                     3
               3.02     Commission Structure                                       3
               3.03     Commission Statement                                       4
               3.04     Advanced Commissions                                       4
               3.05     Acceleration                                               4
               3.06     Equitable Relief                                           4
               3.07     Ancillary Products Commissions                             5
               3.08     Full Compensation                                          5
ARTICLE 4.     LIMITATIONS OF AUTHORITY                                            5
               4.01     Maximum Premium Volume                                     5
               4.02     Underwriting Guidelines and Forms                          5
               4.03     Maximum Limits                                             5
               4.04     Company's Right to Cancel/Nonrenew Insurance Policies      6
               4.05     Company's Right to Suspend Binding Authority               6
               4.06     Prohibited Expenses                                        6
               4.07     Managing General Agent's Right to Offset                   6
               4.08     No Claims Settlement Authority                             6
ARTICLE 5.     PREMIUM COLLECTION AND REMITTANCES                                  6
               5.01     Premium Financing                                          6
               5.02     Payment of Premium; Responsibility For                     6
               5.03     Premium Trust Account                                      7
ARTICLE 6.     [RESERVED]                                                          7
ARTICLE 7.     REPORTS                                                             7
               7.01     Financial Information                                      7
               7.02     Reporting Requirements                                     7
ARTICLE 8.     RECORDS                                                             7
               8.01     Records Retention                                          7
               8.02     Document Production                                        8
ARTICLE 9.     GENERAL OBLIGATIONS OF MGA                                          8
               9.01     Licensing                                                  8
               9.02     Supervision of Agents/Producers                            8
               9.03     Compliance with Laws                                       8

               9.04     Complaint Procedure                                        8
               9.05     No Authority to Delegate                                   9
               9.06     Managing General Agency Expense Responsibility             9
               9.07     Use of Company Logo, etc                                   9
               9.08     Ownership of Supplies                                      9
               9.09     [Reserved]                                                 9
               9.10     MIS System and Computer Access                            10
               9.11     Confidentiality                                           10
               9.12     Claims Reporting                                          10
ARTICLE 10.    GENERAL OBLIGATIONS OF COMPANY                                     10
               10.01    Insurance Department Complaints                           10
               10.02    Use of Managing General Agent's Logo, etc                 10
               10.03    Company's Right to Offset                                 10
ARTICLE 11.    INSURANCE AND INDEMNITY                                            10
               11.01    Insurance                                                 10
               11.02    Indemnification by Managing General Agent                 11
               11.03    Indemnification by Company                                11
               11.04    Notice of Indemnifiable Claim                             12
ARTICLE 12.    TERM OF AGREEMENT                                                  12
               12.01    Term                                                      12
ARTICLE 13.    TERMINATION OF THIS AGREEMENT                                      13
               13.01    Termination by Company; Generally                         13
               13.02    Termination by Company for Cause                          13
               13.03    Termination by Managing General Agent                     14
               13.04    Ownership of Business                                     15
               13.05    Continued Servicing                                       15
               13.06    Immediate Suspension                                      16
ARTICLE 14.    SOLICITATION AND RECRUITMENT                                       16
               14.01    Non-Solicitation                                          16
               14.02    Non-Recruitment                                           17
               14.03    Injunctive Relief                                         17
ARTICLE 15.    GENERAL PROVISIONS                                                 17
               15.01    Notice                                                    17
               15.02    Integration, Waiver, and Amendment                        17
               15.03    Remedies Not Exclusive                                    18
               15.04    Severability                                              18
               15.05    Applicable Law                                            18
               15.06    Conformance to Law                                        18
               15.07    Arbitration                                               18
               15.08    Other Companies                                           19
               15.09    Non-Assignability/Non-Delegation                          20
               15.10    Counterparts                                              20
ARTICLE 16.    CONDITION PRECEDENT                                                20
               Signatures                                                         21

Schedules
---------
A  List of Cash Register Automobile Insurance Agencies                     22
B  Private Passenger Automobile Business -- Authority                      23
C  Commission Schedule                                                     24

                    FLORIDA MANAGING GENERAL AGENCY AGREEMENT

         This Managing General Agency Agreement (this "Agreement") is effective this the 16th day of August, 1999 ("Effective Date"), by and between Direct General Insurance Company, a Tennessee domiciled insurer (the "Company") and Maitland Underwriters, Inc. (the "Managing General Agent" or "MGA")

         WHEREAS, Company is a duly licensed insurance company in various states of the United States; and

         WHEREAS, Managing General Agent has substantial expertise in soliciting, developing marketing, underwriting, and issuing contracts of insurance for certain coverages as described herein which uniquely meet the insurance needs of certain persons and entities; and

         WHEREAS, Company desires to appoint Managing General Agent as its managing general agent for the solicitation, underwriting, binding, and issuing of such insurance coverages in the State of Florida through its duly licensed affiliated producing agencies listed on Schedule A hereto (the "Agencies"). (For the purposes of this Agreement, the "Agencies" shall include any and all additional insurance agencies that LR3 Enterprises, Inc. ("LR3") may establish or acquire during the term of this Agreement as though such new agencies had been listed on Schedule A hereto.)

         NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1. APPOINTMENT/AUTHORITY

1.01 Authority. Subject to the limitations described in this Agreement, Company hereby authorizes and appoints Managing General Agent as its managing general agent for the purpose of producing, issuing and delivering policies or contracts of insurance and endorsements thereto as described in Schedule B, attached hereto and incorporated by this reference, within the Territory defined in Schedule B, and in accordance with Company's written underwriting guidelines, procedures, instructions, and authority limits established by Company, and any memoranda provided to Managing General Agent from time to time, (individually an "Insurance Policy" or collectively, the "Insurance Policies"). SCHEDULE B may be modified by Company from time to time without the need to amend this Agreement and shall be effective upon thirty (30) days written notice to Managing General Agent or such earlier time as the parties may agree. Managing General Agent agrees to comply with and be bound by such modifications without the need for amendment of this Agreement.

1.02 General Duties. Subject to the limitations described in this Agreement Managing General Agent shall perform all acts necessary for the proper solicitation, placement, acceptance, and servicing of the Insurance Policies. Managing General Agent, in its sole discretion, may delegate and apportion its general duties under this paragraph, and any other of its duties and obligations under this Agreement, among the Agencies, LR3, and any affiliated entity under the common control of LR3; provided, however, that any such delegation or appointment shall not relieve the Managing General Agent of the ultimate responsibility for the performance of its duties and obligations hereunder. The general duties of the Managing General Agent under this paragraph shall include, but not limited to, the following:

         1.02.a. To solicit, prepare, accept, and submit applications for Insurance Policies or contracts of insurance and endorsements as described herein;

         1.02.b. To collect, receive, and forward premiums, policy fees and/or applicable surplus lines tax(es);

         1.02.c.  to appoint agents on behalf of the Company; and

         1.02.d. To bind insurance contracts on behalf of the Company so that if applications are sent to the Company or its authorized designee every other day via U.S. Express Mail, coverage will become effective as of the applicant's signature date and time. However, if the completed application is not sent in accordance with such procedure, then, at the election of the Company, any and all Insurance Policies will be effective on the date received; unless Florida statute or regulation would require an earlier effective date.

         1.02.e. To carry out its duties to the best of its ability, knowledge, skill and judgment.

1.03 Commencement Operational Date; Trial Period. This Agreement will commence on the Effective Date on a trial period basis, during which time all Agencies will become operational for the sale of automobile insurance policies issued by the Company. "Operational" means that the Agencies in existence at the time this Agreement commences have installed the required computer software and trained their personnel. Time is of the essence with respect to such Agencies becoming Operational, and the parties shall use their best efforts to promptly comply with Section 9.10 (MIS Systems and Computer Access) hereof and take all other actions necessary to achieve Operational status. By mutual consent, the Company and MGA shall confirm in writing to each other the date that Operational status has been achieved, which date shall be the first day of a calendar month as agreed between the parties (the "Operational Date"). The period of time between the Effective Date and the Operational Date shall be referred to herein as the "Trial Period."

1.04 Independent Contractor. Nothing contained herein shall create an employer/employee relationship between Company and Managing General Agent or between Managing General Agent and any affiliate of Company. Except as set forth herein, Company shall have no right of control over Managing General Agent as to the time, means, or manner of Managing General Agent's performance of its duties hereunder. Managing General Agent shall conduct itself and its business under the terms of this Agreement solely as an independent contractor.

ARTICLE 2. REINSURANCE

2.01 Acceptable Reinsurance Treaty. The Company's willingness to authorize Managing General Agent to act as a managing general agent pursuant to the terms of this Agreement is conditioned upon Company's ability to reinsure with reinsurers acceptable to it at least 80% (or such lower level as determined by Company) of its insurance liability with respect to the Insurance Policies produced by MGA under this Agreement. In this regard, the Company authorizes the Managing General Agent to arrange and negotiate for such reinsurance on behalf of the company, subject to the company's prior approval of the reinsurers and the terms of any reinsurance treaty. Managing General Agent shall have no authority to bind reinsurance on behalf of the Company.

2.02 Retrocessions; No Authority. Managing General Agent shall have no authority to bind retrocessions on behalf of Company, and shall have no authority to commit Company to participate in insurance or reinsurance syndicates. The Company shall notify Managing General Agent immediately upon receipt of any notice of cancellation or intent to cancel any such reinsurance.

ARTICLE 3. COMPENSATION PAYABLE TO MGA; COMMISSION STATEMENTS

3.01 Commission Entitlement. If all of the terms of this Agreement are adhered to by the Managing General Agent, the Managing General Agent shall be entitled to commissions, as described below and listed on Schedule C hereto, on Insurance Policies produced by the Managing General Agent and the Agencies and written by the Company. The commission so paid shall be accepted by the Managing General Agent in full satisfaction of all claims by the Managing General Agent for services rendered and expenses incurred on behalf of the Company. Notwithstanding Termination of this Agreement, in the event of cancellation or termination of any coverage or policy prior to expiration, regardless of whether such cancellation or termination was by policyholder, the Company, or a premium finance company, the Managing General Agent shall refund any unearned commissions to the Company at the same rate paid to the Managing General Agent.

3.02     Commission Structure.

         3.02.a. TRIAL PERIOD COMMISSION. The parties anticipate that during the Trial Period some Agencies will begin selling automobile insurance policies issued by the Company. During the Trial Period, Managing General Agent will receive a commission (including applicable MGA fees) on the net written premiums of the automobile insurance business written by the Agencies on behalf of the Company in Florida. The rate of said commission is listed on Schedule C, attached hereto and incorporated by this reference; which Schedule C may be modified from time to time by the mutual written consent of the Company and the Managing General Agent.



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

         3.02.b. OPERATIONAL COMMISSION. Effective on the Operational Date, Managing General Agent will receive a commission (including applicable MGA fees) on the net written premiums of the automobile insurance business written by Agencies on behalf of the Company in Florida. The rate of said commission is listed on Schedule C hereto. Beginning on the thirty-first month after the Operational Date under this Agreement, this commission rate may be reduced or increased by an amount equal to any reduction or increase in the Company's reinsurance commission rate, as compared to the reinsurance rate in effect as of the Operational Date with respect to the Agencies' business.

         3.02.c. COMMISSION AFTER TERMINATION. As of the effective date of termination of this Agreement other than pursuant to Section
                  13.02 hereof, MGA shall be entitled to a commission on renewals and endorsements of 15% or such other rate as may be agreed by the parties. In the event this Agreement is terminated by the Company pursuant to Section 13.02 hereof, no commissions shall be payable on renewals or endorsements.

3.03 Commission Statement. Following the end of each month, the Company shall, by the 15th day of the next month, send to the Managing General Agent a statement of accounts setting forth, among other things, the premium written, commissions, and the net amount due to the Managing General Agent by the Company, together with payment of that amount. If such statement reflects an amount due to the Company from the Managing General Agent, the Managing General Agent will pay that amount within 30 days of the date of said statement.

3.04 Advanced Commissions. For each of the first three months under this Agreement beginning on the Operational Date, the Company will advance to Managing General Agent an amount to facilitate the transition to "account current" settlements with the Company. The payment for the first month will be 22.5% of the average monthly net premiums produced by the Agencies for the prior twelve (12) months. For the second and third months, advances will be based on actual net premium production of the Company's business produced by the Agencies for the preceding month. For the fourth month, no advances will be paid, and commission payments for business produced during the fourth month will be made on an "account current" basis, beginning on the 15th day of the fifth month. At that time, commissions payable on the Company's business produced during such three-month period will be calculated on an account current basis and will be netted against advances that have been made.

3.05 Acceleration. Should Managing General Agent default in any payment of premiums or return of unearned commissions referred to herein, all unpaid premiums and unearned commissions on the Insurance Policies shall be due and payable immediately.

3.06 Equitable Relief. Notwithstanding Section 15.07 (Arbitration) of this Agreement, should Managing General Agent fail to pay Company any premiums, unearned commissions, or other monies when due, then Company shall be entitled to the issuance of an injunction to obtain such premiums or monies to prohibit Managing General Agent's use of such




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

         funds in violation of this Agreement, or to require Managing General Agent's deposit of such funds in accordance with this Agreement; and the cost and expense of the Company to obtain such injunction, including reasonable attorneys' fees, shall be borne by Managing General Agent. If the Company seeks, but is unsuccessful in obtaining such an injunction, then the cost and expense of the MGA to obtain a court order denying the injunction, including reasonable attorney's fees, shall be borne by the Company.

3.07 Ancillary Products Commissions. Agencies will continue offering the ancillary products currently being sold and any others MGA may deem worthy; provided, however, that an administrative fee equal to 10% of net written premiums on all ancillary products administered by any affiliate of the Company and financed by the Company's premium finance company affiliate shall be payable by the MGA; this administrative fee may be offset against any commissions payable to the MGA pursuant to this Article 3.

         The parties agree that in the event that the Company or an affiliate, directly or indirectly, would suffer a loss resulting solely from paying compensation to Managing General Agent or the Agencies relating to ancillary products on other than a pro rata basis, then an adjustment shall be made to reduce the amounts due under this Article so that such loss will not occur.

3.08 Full Compensation. The compensation to which Managing General Agent is entitled under this ARTICLE shall constitute full compensation for services to be performed by Managing General Agent under this Agreement.

ARTICLE 4. LIMITATIONS OF AUTHORITY

4.01 Maximum Premium Volume. Absent prior written approval, the maximum annual premium volume (direct written premium, net of cancellations and return premium) that the Managing General Agent is authorized to produce for the Company's account is $75 Million.

4.02 Underwriting Guidelines and Forms. The rules and rates to be utilized by the Managing General Agent in underwriting the insurance are those which have been approved for use by the Company and by the insurance department of the State of Florida. A copy of the rules and rates shall be maintained on file at the offices of the Managing General Agent. These rules and rates cannot be changed or deviated from without the prior written consent of the Company. Further, insurance coverage shall be evidenced pursuant to the policy form(s) which have been approved for use by the Company and which shall be maintained on tile at the offices of the Managing General Agent.

4.03 Maximum Limits. The maximum insurance coverage that may be provided under any policy issued by the Agents is set forth in SCHEDULE B. No coverage may be issued for a policy period in excess of twelve months.



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

4.04 Company's Right to Cancel/Nonrenew Insurance Policies. The Company reserves the right to cancel or non-renew any Insurance Policy, subject to requirements imposed by law and any policy provision without specifying the reason therefore and without liability to the Managing General Agent or the producing agents.

4.05 Company's Right to Suspend Binding Authority. Upon sixty (60) days notice to Managing General Agent, the Company may suspend the binding authority of the Managing General Agent or of any of the Agencies during the pendency of any dispute regarding cause for termination under Section 13.02 hereof. Such sixty (60) days notice period shall begin when the Company gives the Managing General Agent notice of termination of this Agreement pursuant to Section 13.02.

4.06 Prohibited Expenses. Managing General Agent shall not charge or commit Company to any expense, agreement, payment, debt, settlement, or obligation other than as expressly provided for herein.

4.07 Managing General Agent's Right to Offset. Managing General Agent may combine or offset any balances or funds owed by Company to MGA against any balances or funds owed to Company by MGA under this Agreement or any other agreement between the parties; provided, however, that Managing General Agent may not offset any balance due from Company to Managing General Agent against any amounts of fiduciary funds (i.e., funds held by MGA on behalf of insureds or other third parties) due from Managing General Agent to Company under this Agreement, or under any other contract with Company or any of Company's affiliates.

4.08 No Claims Settlement Authority. Managing General Agent has no authority to adjust or settle any claims arising out of or in connection with the Insurance Policies. Managing General Agent shall not collect payment from any reinsurer or commit Company to a claim settlement with a reinsurer.

ARTICLE 5. PREMIUM COLLECTION AND REMITTANCES

5.01 Premium Financing. With respect to business produced by Managing General Agent for the Company and for certain carriers providing specific ancillary products as identified under the Premium Finance Agreement as defined below, Managing General Agent agrees that it will offer premium financing exclusively through Direct General Financial Services, Inc. ("DGFS") in accordance with this Agreement and that certain Premium Finance Services Agreement dated of even date herewith between DGFS and MGA and certain affiliates of MGA (the "Premium Finance Agreement"). Except as otherwise described herein or in the Premium Finance Agreement, Managing General Agent agrees that it will not offer financing through DGFS on business produced for insurers other than the Company or any ancillary products not identified under the Premium Finance Agreement.

5.02 Payment of Premium; Responsibility For. All applications and, where applicable, premium payments for new Insurance Policies submitted by the Managing General




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

         Agent will be forwarded to the Company in the manner prescribed in the Company's Underwriting Guidelines or as otherwise may be instructed by the Company from time to time. The Managing General Agent may not collect premiums on any Insurance Policies that have been cancelled, expired or terminated.

5.03 Premium Trust Account. All premiums and other funds collected by Managing General Agent for the Company's account are the property of Company and shall be held in trust on behalf of Company in fiduciary capacity ("Premium Trust Funds") and shall be deposited and maintained in an account separate and segregated from Managing General Agent's own funds or funds held by Managing General Agent on behalf of any other company or person (the "Premium Trust Account"). The Premium Trust Accounts shall be maintained in an amount at least equal to the premiums (unpaid to Company), and return premiums (unpaid to policyholders or insureds) received by Managing General Agent.

ARTICLE 6. [RESERVED]

ARTICLE 7. REPORTS

7.01 Financial Information. Managing General Agent agrees to furnish Company with financial statements each year, which accurately reflect the financial condition of the Managing General Agent and the Agencies and other affiliates of Managing General Agent through which Managing General Agent performs its duties and obligations under this Agreement, and which financial statements will include an auditors statement and report if Managing General Agent obtains audited statements. If Managing General Agent does not obtain audited statements, the financial information furnished may be unaudited, unless the law of any state having jurisdiction over this Agreement requires submission of an audited statement. Such financial information shall be furnished to Company within ninety (90) days (or sixty 60 days if unaudited) following the close of the fiscal year of the Managing General Agent.

7.02 Reporting Requirements. With regard to the Insurance Policies written, Managing General Agent shall provide, at its expense and within a reasonable time after written request from the Company, sufficient information to satisfy reasonable reporting requirements imposed on Company by boards, bureaus, and associations, and to enable Company and reinsurers to file required financial statements and reports with insurance departments and regulatory bodies. Company shall provide Managing General Agent with such written reporting requirements.

ARTICLE 8. RECORDS

8.01 Records Retention. Managing General Agent shall keep true and complete records of all transactions and correspondence with policyholders, agents, brokers, insurance departments, and Company. The Company shall have access to, and the right to copy, all accounts and records related to such insurance, in a form usable by the Company, at any time during the Managing General Agent's business hours. All records and documents required to be maintained by Managing General Agent including, but not limited to, policyholder information and financial documents, shall be maintained during the Term, as defined in Section
         12.01 and thereafter while providing any continuing services hereunder, in a manner and form as mutually agreed upon or as required by Company to be compatible with Company's internal systems and in accordance with generally acceptable accounting principles and insurance regulatory practices.

8.02 Document Production. On request, Managing General Agent will forward to Company, no later than five (5) days from such request (or such longer period as may be reasonably necessary to produce such information), exact copies of all Insurance Policies or other appropriate evidences of insurance written pursuant to this Agreement financial documents or other reports; policyholder data, or any other information in Managing General Agent's possession requested by Company and not otherwise readily available to Company relating to the Insurance Policies.

ARTICLE 9. GENERAL OBLIGATIONS OF MGA

9.01 Licensing. Managing General Agent warrants that it is, and will continue to be during the Term and thereafter while providing any continuing services hereunder, authorized and licensed to perform all acts set out in this Agreement. On or before the signing of this Agreement, Managing General Agent shall provide Company with a copy of its current Managing General Agent License, and thereafter shall provide copies of any renewal of such license to Company within 15 days of receipt of the renewed license from the Florida Department of Insurance.

9.02 Supervision of Agents/Producers. Managing General Agent shall maintain a listing and current copies of the insurance licenses of any agent or broker from which Managing General Agent accepts a submission. Managing General Agent shall supervise all agents and brokers who place business through Managing General Agent. Further, Managing General Agent shall be responsible to Company for such agents and brokers and for all funds collected for business solicited by such agents and brokers. At Company's request, Managing General Agent shall provide to Company copies of the listing of and of any agreements with such agents and brokers.

9.03 Compliance with Laws. Managing General Agent shall be responsible for full compliance with all applicable laws, regulations, rules and requirements relating to the performance of its obligations hereunder; and the general standards, rules, and regulations of the insurance industry; and all written instructions provided to Managing General Agent from time to time by Company.

9.04 Complaint Procedure. Managing General Agent and Company shall notify the other within five (5) days of notice or receipt (or such shorter period as necessary to adequately respond) of any complaint with any insurance department or other regulatory authority relating to the Insurance Policies, whether against Company, any affiliate of the Company, Managing General Agent, its agents, or brokers. Managing General Agent shall provide Company with a proposed written response to a complaint including, but not limited to, a written summary of all facts relevant to such complaint. Company will then respond, or authorize Managing General Agent to respond, to such complaint in such form as Company determines, in Company's sole discretion, is necessary. The parties will work together to promptly and adequately respond to any such complaint.

9.05 No Authority to Delegate. Except as specifically provided herein, Managing General Agent shall not have the authority to delegate any authority contained herein to any other person or entity without prior written authorization from Company.

9.06 Managing General Agency Expense Responsibility. Since Managing General Agent, the Agencies, and their employees are independent contractors and not employees of Company, all expenses including, but not limited to, Managing General Agent's office rent, transportation; salaries; utilities; furniture; fixtures; equipment, telephone; attorney and/or legal fees; postage; promotional advertising and public relations expenses; printing costs, records and reports; inspection fees; credit reports and any other documents required to fulfill Managing General Agent's obligations hereunder; commissions, fees due to agents or brokers; and Managing General Agent's license fees and occupational taxes, whether billed to Managing General Agent or Company, shall be the sole liability of Managing General Agent, unless assumption of such expense by Company is agreed to in writing by Company. Managing General Agent will remit promptly to Company the amount of any such item billed to Company upon notice by Company to Managing General Agent of the charge therefor.

9.07 Use of Company Logo, etc. Managing General Agent may not use the name, logo, or service mark of Company or any of its affiliates in any advertising, promotional material, or in any material disseminated by Managing General Agent without the prior written consent of Company. Managing General Agent shall maintain copies and provide an original to Company of any advertisement or other materials approved by Company along with full details concerning where, when, and how it was used. Managing General Agent shall be liable for any liability of or cost incurred by Company as a result of any such materials.

9.08 Ownership of Supplies. All forms and supplies provided to Managing General Agent or authorized to be used by Managing General Agent by Company shall remain the property of Company and shall be returned immediately upon request. Upon termination of this Agreement or Managing General Agent's authority hereunder, at the request of Company Managing General Agent shall return to the Company or to its designated representative all property owned or leased by Company.

9.09     [Reserved]



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9.10     MIS System and Computer Access. The Company and Managing General Agent
         will design and implement information processing systems to bridge their existing policy, premium finance and receipt systems and enable them to function properly.

9.11 Confidentiality. If either party provides to the other party access to information or networks through computer access, such other party shall be responsible for maintaining the confidentiality, security and integrity of such information and of the providing party's computer programs and systems. Additionally, each party that obtains such information shall be responsible to insure that its employees, agents, and representatives are aware of the sensitive and proprietary nature of the information obtained, of the importance of confidentiality, and of the conditions described in this Section 9.11. This Section 9.11 shall survive termination of this Agreement.

9.12 Claims Reporting. Managing General Agent shall ask policyholders to promptly report all claims, suits, or losses to Company or an assigned adjuster or claim representative who has been designated by Company. Managing General Agent shall cooperate with Company or the assigned adjuster or claim representative in the investigation, adjustment, settlement, and payment of claims arising out of the Insurance Policies. All records, files, correspondence, or other materials pertaining to claims shall be the sole property of Company. Retention of a commission under the terms of this Agreement shall constitute a representation by Managing General Agent that all known claims have been accurately, promptly, and completely reported to Company.

ARTICLE 10. GENERAL OBLIGATIONS OF COMPANY

10.01 Insurance Department Complaints. Notwithstanding Section 9.04 hereof, Company shall have the sole right to respond to any state insurance department complaint or inquiry, after consulting with Managing General Agent as provided herein.

10.02 Use of Managing General Agent's Logo, etc. Company agrees that it shall not use Managing General Agent's name, logo, or service mark in connection with any advertising without Managing General Agent's prior written approval.

10.03 Company's Right to Offset. Company may combine or offset any balances or funds owed by Managing General Agent to Company against any balances or funds owed to Managing General Agent by Company under this Agreement or any other agreement between the parties.

ARTICLE 11. INSURANCE AND INDEMNITY

11.01 Insurance. Through LR3 or otherwise, Managing General Agent and the Agencies are required to maintain in full force and effect the following existing insurance policies issued by an insurer rated no less than "A-" by A.M. Best Company during the Term of this Agreement and thereafter while Managing General Agent has any obligations hereunder covering MGA and the Agencies and their employees as follows:

         11.01.a. Errors and omissions coverage in the minimum amount of $1 million, with a deductible not to exceed $2,500 thousand;

         11.01.b. Commercial general liability insurance policy in the minimum amount of $1 million each occurrence and $1 million general aggregate, including:

                  i.   Personal injury liability of $1 million; and

                  ii.  Non-owned automobile liability of $1 million;

         11.01.c. Workers compensation insurance in the amount of Florida's required minimum.

         Such insurance shall be maintained by Managing General Agent and/or the Agencies at their sole cost and expense, and shall be primary on contributing coverage over any other valid and collectible insurance available to Company. Managing General Agent shall request its insurers to provide thirty (30) days prior notification to Company, and Managing General Agent agrees to immediately notify Company when it receives notice of any lapse, increased deductibles, or upon receipt of a notice terminating coverage. Managing General Agent shall furnish proof of such insurance within fifteen (15) days of the Company's written request for the same. Managing General Agent further agrees to notify Company promptly of any claim brought under any such policy which arises out of or is connected with the Insurance Policies written hereunder.

11.02 Indemnification by Managing General Agent. At all times hereafter, Managing General Agent hereby agrees to defend, indemnify, and hold Company harmless from and against all claims, actions, causes of action, liability, or loss which result from any negligent or willful; acts, errors, or omissions of Managing General Agent, its employees, representatives, agents, or sub-agents in the performance or breach of duties under this Agreement. Managing General Agent further agrees that in the event Company is in violation of any state code, statute, regulation, or bulletin due to the negligent or willful acts, errors or omissions of Managing General Agent, its employees, representatives, agents, or sub-agents, then Managing General Agent shall assume the responsibility and liability for such act and shall indemnify and hold Company harmless for such liability and loss. Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorneys' fees, penalties, fines, direct damages, verdicts (including punitive damages to the extent permissible by law), and any other expense or expenditure incurred by Company. This Section shall survive termination of this Agreement.

11.03 Indemnification by Company. At all times hereafter, Company hereby agrees to defend, indemnify, and hold Managing General Agent harmless from and against all claims, actions, causes of actions, liability, or loss which result form any negligent or willful acts, errors, or omissions of Company, its employees, representatives, agents, or sub-agents in the performance or breach of duties under this Agreement. Company further agrees that in the event Managing General Agent is in violation of any state code, statute, regulation, or bulletin due to the negligent or willful acts, errors, or omissions of

         Company, its employees, representatives, agents, or sub-agents, then Company shall assume the responsibility and liability for such act and shall indemnify and hold Managing General Agent harmless for such liability and loss. Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorney's fees, penalties, fines, direct damages, verdicts (including punitive damages to the extent permissible by law), and any other expenses or expenditures incurred by Managing General Agent. This Section shall survive termination of this Agreement

11.04 Notice of Indemnifiable Claim. Upon receipt of a claim or demand for which a party is entitled to indemnification, the indemnified party shall as promptly as is reasonably possible:

         11.04.a. notify the indemnifying party in writing of the nature of the indemnifiable claim, and the names and addresses of the persons involved in or having an interest in such claim in the manner provided in Section 15.01 of this Agreement; and

         11.04.b. furnish the indemnifying party with all documents and information within the possession, custody or control of the indemnified party and relating to such claim; and

         11.04.c. cooperate with the indemnifying party and its counsel, including but not limited to, appearing as a witness as may be reasonably required and responding to all reasonable request for documents and answering interrogatories.

         Upon receipt of written notice of an indemnifiable claim and all other documents and instruments required by this Agreement to be furnished to the indemnifying party, the indemnifying party shall thereafter be given a reasonable opportunity to defend or settle such a claim at its own expense. Neither party shall settle any such claim that might have an adverse effect on the other party, without the prior written consent of the other party, which shall not be unreasonably withheld. Each party shall at all times have the full right to participate in any such defense at its own expense. If either party, within a reasonable time after receiving notice of a claim from the other party, fails to defend, such other party shall have the right, but not the obligation to undertake the defense, compromise, or settlement of such claim on behalf of, for the account of and at the risk of the party failing to defend.

ARTICLE 12. TERM OF AGREEMENT

12.01 Term. The initial term of this Agreement shall commence on the Effective Date, and, including the Trial Period, terminate on the third anniversary of the Operational Date, unless terminated earlier as set forth in Article 13 below. The initial term and any successive term agreed between the parties shall be referred to herein as the "Term".

ARTICLE 13. TERMINATION OF THIS AGREEMENT

13.01 Termination by Company; Generally. The Company may terminate this Agreement at any time with 60 days written notice to Managing General Agent. In the event of such termination (unless the termination is for cause, as described below) Managing General Agent and the Agencies shall retain all rights to the renewal of all of the Company's business written by Agencies under this Agreement. Thereafter, the Company will not solicit any of the customers of Agencies for renewal of Insurance Policies or ancillary products.

13.02 Termination by Company for Cause. The Company may immediately, unless otherwise indicated in this Section 13.02, upon written notice terminate this Agreement in whole or in part, for cause, which shall include, but is not limited to, the following:

         13.02.a. Insolvency. Managing General Agent, LR3, or any of the
                  Agencies becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against Managing General Agent, LR3 or any of the Agencies that remains undismissed for thirty (30) days; provided, however, that in the case of such proceeding regarding any of the Agencies, the proceeding must have a material adverse effect on Managing General Agent's ability to perform its duties and obligations under this Agreement. (Managing General Agent shall immediately notify Company of same); or

         13.02.b. Sale of Stock or Assets to a Third Party. Managing General
                  Agent, or the owner of a controlling interest in Managing General Agent or the Agencies, sells, exchanges, transfers, assigns, consolidates, pledges or causes to be sold, exchanged, transferred, assigned, consolidated, or pledged, all or substantially all of the stock of Managing General Agent, or all or substantially all of the stock or assets of the Agencies, to a third party without the prior written consent of Company (Managing General Agent shall immediately notify Company of same); or

         13.02.c. Inadequate Staff. Managing General Agent or Agencies fails to maintain a staff qualified to service the Insurance Policies or to maintain the quality of services and obligations necessary to operate within this Agreement, if such failure would have a material adverse effect on the level of the quality of services provided by Managing General Agent under this Agreement; or

         13.02.d. Remit Reports or Premiums. Managing General Agent fails to provide, or cause to be provided, timely and proper reports or premium accounting as required, or to remit premiums when due after thirty (30) days written notice from Company; or

         13.02.e. Maintain Trust Funds. Managing General Agent fails to maintain
                  Premium Trust Funds in the amount and manner required in this Agreement after ten (10) days notice from the Company that such funds are not being maintained; or

         13.02.f. Claims. Managing General Agent or any Agency continues to make claims payments in violation of this Agreement more than ten
                  (10) days after discovering or being notified by the Company that such claims payments are being made; or

         13.02.g. Misconduct, etc. Managing General Agent or any Agency engages in acts or omissions constituting abandonment, fraud, misappropriation of funds, material misrepresentations, gross and willful misconduct, or any other acts that are prohibited by law or regulation of any applicable regulatory authority; or

         13.02.h. MGA License. Managing General Agent's license or certificate of authority is canceled, suspended, or is declined renewal by any regulatory body within the State of Florida if after ninety (90) days, Managing General Agent fails to remedy such loss of license (Managing General Agent shall immediately notify Company of same); or

         13.02.i. Breach. If Managing General Agent materially breaches any provision of this Agreement other than this Section 13.02 after written notice of such breach has been given to Managing General Agent and Managing General Agent has failed to cure within a ten (10) day notice period; or

         13.02.j. Underwriting Guidelines; Policy Forms. Managing General Agent or any Agency binds or underwrites risks (i) that are unacceptable in accordance with the underwriting guidelines, procedures, instructions, or memoranda provided for herein, or
                  (ii) with limits in excess of those specified in the underwriting authority limits provided for herein, or (iii) with rates or policy forms or filings in a jurisdiction where Managing General Agent has knowledge that required regulatory approvals have not been met; provided, however, that clauses
                  (i) and (ii) of this subparagraph shall not apply if any unacceptable risk is bound or underwritten by an Agency as an occasional and isolated event, and Managing General Agent or LR3 takes immediate action to correct and avoid recurrence of such event; or

         13.02.k. Access to Records. Managing General Agent or the Agencies fail to permit Company to inspect or audit any records or files relating to the Insurance Policies.

13.03 Termination by Managing General Agent. Managing General Agent may terminate this Agreements as follows: upon demonstration by Managing General Agent that the quoted insurance premiums for the Company's Insurance Policies are not competitive as hereafter described, Managing General Agent may give the Company 60 days written notice to modify its rates or make any required rate filing with the Florida Department of insurance. Such notice shall include MGA's written demonstration of the Company's non-competitive rates based on the approach described below. If the Company fails to make such modification or filing within 60 days, Managing General Agent may terminate this Agreement. In determining whether the Company's rates are non-competitive, the following approach shall be followed:

         13.03.a. The Company's rates shall be deemed "competitive" if at least
                  80% of a sample of the Company's quotes are among the "Top 10" of the non-standard auto issuers selected below, as ranked on Quick Quote.

         13.03.b. The parties shall consider only the largest issuers of non-standard automobile insurance in Florida, which together represent 80% of the total non-standard net written premium in Florida per the most recent A.M. Best A4 Report. For this purpose, direct and captive agency writers and the companies in the Progressive Insurance group, and their business shall be excluded.

         13.03.c. The sample of the Company's quotes will be based on a sample of policies agreed to by the parties that is reasonably representative of the business written by Agencies.

         If Florida becomes a non use and file state, then compliance with this Agreement will become subject to Department of Insurance approval of the Company's revised rates. For any time over 30 days from the rate change request that the Department of Insurance delays the requested rate change, the duration of this Agreement will be likewise extended.

13.04 Ownership of Business. If this Agreement is terminated by the Managing General Agent pursuant to Section 13.03, or by the Company pursuant to
         Section 13.01, the records and the use and control of expirations for the insurance serviced under this Agreement shall remain the property of the Managing General Agent and be left in the Managing General Agent's exclusive possession, provided Managing General Agent has then rendered and continues to render timely accounts and payments of all moneys due the Company.

         However, if Managing Agent is in material default of this Agreement and/or if this Agreement is terminated by the Company for Cause as described in Section 13.02, or if Managing General Agent fails to render timely accounts and payments within (10) days after such failure is brought to the Managing General Agent's attention, then the records and the use and control of expirations, shall be the property of the Company and Managing General Agent shall immediately thereafter forward all such records to the Company.

13.05 Continued Servicing. Managing General Agent agrees that in the event this Agreement is terminated for any reason, Managing General Agent and the Agencies shall continue to perform all customary and necessary services for all in-force Insurance Policies in accordance with the provisions of this Agreement until all such Insurance Policies have been completely cancelled, non-renewed, or otherwise terminated, provided, however, that Company may, in its sole discretion, immediately suspend or terminate Managing General Agent's continuing service obligation hereunder. Managing General Agent's continuing service obligations after termination of the Agreement shall include, but not be limited to:

         13.05.a. The issuance and countersignature of appropriate endorsements to such in-force Insurance Policies when so authorized in writing by Company, provided that such endorsements shall not increase Company's liability or extend the term of any Insurance Policy without prior written approval of Company; and

         13.05.b. The collection and remittance of all premiums due, if any, and premium finance note payments on such in-force insurance Policies hereunder.

         If Managing General Agent fails in any respect to fulfill this continuing service obligation, then Managing General Agent shall reimburse Company any reasonable expense incurred by Company to service or arrange for the servicing of the Insurance Policies issued by or through Managing General Agent hereunder or such amounts may be offset by Company.

         Upon Company providing written notice of termination to Managing General Agent hereunder, Company is hereby authorized to deal directly with all other licensed persons and/or entities with respect to the Insurance Policies hereunder, including but not limited to, the right to collect from and return premiums directly to the Agencies and all producers, brokers, or insureds.

13.06 Immediate Suspension. Notwithstanding Section 4.05 above or anything else set forth herein to the contrary, if Company terminates this Agreement under Section 13.02(g) hereof ("Misconduct, etc."), then Company may immediately suspend some or all of the authority of Managing General Agent under this Agreement. Upon receipt of notice of such suspension, Managing General Agent shall thereupon cease to exercise such power or powers in accordance with such notice.

ARTICLE 14. SOLICITATION AND RECRUITMENT

14.01 Non-Solicitation. During the Term of this Agreement, and for a period of one (1) year after, Managing General Agent and Agencies shall not solicit any customer of Company, or divert or attempt to divert from Company any customer of Company, for automobile insurance sales or services to be provided by any person or entity that competes with Company in the business of selling, quoting or servicing automobile insurance policies. For the purposes hereof a "customer of Company" shall mean any person or entity for whom or which Company has provided automobile or life insurance sales within two (2) years prior to the termination of this Agreement. This Section 14.01 shall not apply to solicitation of customers of the Company, following termination of this Agreement, provided Managing General Agent retains ownership of the business as described in Section 13.04.

14.02 Non-Recruitment. During the Term of this Agreement, and for a period of one (1) year after, Managing General Agent shall not, directly or indirectly, recruit, solicit or encourage, or facilitate the recruitment, solicitation, or encouragement of any employee of Company to terminate said employee's employment with Company or otherwise interfere in anyway with said employee's employment with Company.

14.03 Injunctive Relief. Notwithstanding Section 15.07 (Arbitration) of this Agreement, should Managing General Agent violate the terms of Section
         14.01 or 14.02, then the parties agree that Company would suffer irreparable harm and the Company shall be entitled to the issuance of an injunction to prohibit Managing General Agent from such solicitation, recruitment and/or interference with Company's employees. The cost and expense of the Company successfully obtaining said relief, including reasonable attorneys' fees, shall be borne by Managing General Agent. If the Company seeks, but is unsuccessful in obtaining such injunction, then the cost and expense of the MGA to obtain a court order denying the injunction including reasonable attorneys' fees, shall be borne by the Company.

ARTICLE 15. GENERAL PROVISIONS

15.01 Notice. Except as otherwise set forth herein, any notice required under this Agreement must be in writing and either sent by first class mail, facsimile, certified mall, or personally delivered. Notice shall be effective either upon receipt or five (5) days after mailing to the other party, whichever comes first. Unless changed by written notice to the other party, the addresses of the respective parties are:

                  MANAGING GENERAL AGENT:

                  Maitland Underwriters, Inc.
                  1535 N. Maitland Avenue
                  Maitland, FL 32751
                  Attn: Jon Register
                  Title: Vice President

                  COMPANY:

                  Direct General Insurance Company
                  1281 Murfreesboro Road
                  Nashville, Tennessee 37217
                  Attn: Jacqueline C. Adair, President

15.02 Integration, Waiver, and Amendment. This Agreement, together with its Schedules and the agreement referred to in Article 16 hereof constitute the entire agreement between Company and Managing General Agent and supersedes any and all other agreements, either oral or written, between Company and Managing General Agent with respect to the managing general agency relationship between the patties. No waiver by either party to enforce any provision of this Agreement will be effective unless made in writing and signed by an authorized officer of Company and Managing General Agent and shall be effective as to the specifically stated waiver. No amendment to this Agreement will be effective unless made in writing and signed by the parties hereto, and specifying the effective date of such amendment.

15.03 Remedies Not Exclusive. No right or remedy set forth in this Agreement is exclusive of any other right or remedy but shall be in addition to every other right and remedy given under this Agreement or existing now or hereafter at law or equity.

15.04 Severability. Wherever possible, each provision of this Agreement will be interpreted in such a manner and to such an extent as to be effective and valid under applicable law. If any provision is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity.

15.05 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its rules regarding conflict of laws.

15.06 Conformance to Law. This Agreement and the provisions relating to commissions shall, without prior notice, be automatically modified to conform to any law or governmental regulation having application to or jurisdiction over the subject matter of the parties hereto and the parties shall promptly amend the Agreement to comply with such modifications.

15.07    Arbitration. Except as provided in Section 6.04 (Equitable Relief) and
         Section 14.03 (Injunctive Relief), all unresolved differences of opinion or disputes between Company and Managing General Agent arising out of or in connection with this Agreement or any transaction hereunder shall be submitted to arbitration, in accordance with the rules relating to commercial arbitration of the American Arbitration Association except as modified herein.

         The Board of Arbitration ("Board") shall consist of one (1) arbitrator chosen by Company, one (1) arbitrator chosen by Managing General Agent, and an umpire chosen as promptly as possible by the two (2) arbitrators. The arbitrators and umpire shall be financially disinterested parties or former executives of property or casualty insurance or reinsurance companies.

         The party demanding arbitration shall communicate its demand therefor in writing, identifying the nature of the dispute and the name of its arbitrator, to the other. The other party shall then be bound to name, in writing, its arbitrator within thirty (30) days after receipt of such demand. Failure or refusal of the other to name its arbitrator within the thirty (30) day time period shall empower the demanding party to name the second arbitrator as well.

         If the two (2) arbitrators are unable to agree upon an umpire within thirty (30) days after the second arbitrator is named, either party may petition a court of competent jurisdiction to make the appointment of an umpire from candidates submitted by both parties in conformity with the qualifications set out in this Agreement.

         The applicant for arbitration shall submit its position in writing within thirty (30) days after selection of the umpire. The respondent shall submit its written position within thirty (30) days after receipt of the applicant's position. The Board may extend any of the time periods set forth above.

         The Board shall have the power to make and determine all procedural rules for the holding of the arbitration including discretionary power to make orders as to any matter which they may consider proper in the light of circumstances of the case with regard to pleadings, depositions, discovery, inspection of documents, examination of witnesses, and any other matter whatsoever relating to the conduct of the arbitration and may receive and act upon such evidence, whether oral or written, strictly admissible or not as the Board shall find fit. The Board shall make its decision based on the terms of this Agreement, the intent of the parties and the custom and usage of the non-standard automobile insurance industry.

         All rules, orders, acts, and decisions of the Board shall be effective if done by a majority of the Board. The final determination of the Board shall be made in writing within sixty (60) days of the conclusion of the arbitration. Any decision shall be final and binding on the parties, and shall not be subject to appeal. If either party fails to comply with the Board's decision, the other party may apply for its enforcement to a court of competent jurisdiction.

         Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expenses of the umpire. The Board shall allocate the remaining costs of the arbitration proceeding.

         The arbitration proceedings shall convene and be held within Orange County, Florida or such other location mutually agreed upon by the parties.

         Nothing contained in this Paragraph shall be construed as limiting the ability of Company to suspend the authority of Managing General Agent pursuant to this Agreement.

         This Section 15.07 shall survive termination of this Agreement.

15.08 Other Companies. Managing General Agent agrees to advise Company of existing and future agency agreements entered into with other insurance companies with respect to the classes of business covered by this Agreement.

15.09 Non-Assignability/Non-Delegation. Except as specifically provided herein, neither party may delegate its duties nor assign its rights under this Agreement unless otherwise agreed upon and authorized in writing by an officer of the other party.

15.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

ARTICLE 16. CONDITION PRECEDENT

16.01 The covenants and obligations of the Company and Managing General Agent hereunder are expressly conditioned on the execution and delivery by Direct General Financial Services, Inc. and Managing General Agent of that certain premium Finance Services Agreement of even date herewith.



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                                       20

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date.

MAITLAND UNDERWRITERS, INC.



BY: /s/ Lloyd E. Register III
    ----------------------------
    Name: Lloyd E. Register III
    Title: President



DIRECT GENERAL INSURANCE COMPANY


By: /s/ Kurt G. Schreiber
    ----------------------------
    Name: Kurt G. Schreiber
    Title: Vice Chairman














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